EXHIBIT 10(e)

BEMIS SUPPLEMENTAL RETIREMENT PLAN

BEMIS SUPPLEMENTAL RETIREMENT PLAN

(As Amended And Restated Effective January 1, 2005)

Section 1.              Purpose of Plan.  The Bemis Supplemental Retirement Plan (the “Plan”) has been established for the following purposes:

(a)                                 To provide the additional benefits which would have been provided under the regular benefit formula in Sec. 4.5(a) and (b) of the Bemis Retirement Plan (the “Retirement Plan”) but for the limitations imposed by Code § 415 and/or Retirement Plan Sec. 8.12 or any successor to either of said sections.  By providing such benefits, the Plan is an “excess benefit plan” under § 3 (36) of ERISA.

(b)                                 To provide benefits which would have been payable under the Retirement Plan but for the annual limit on covered compensation imposed by Code  §401 (a) (17).  Said limit is $220,000 for 2006 and is subject to a cost of living adjustment for future years. By providing such benefits, the Plan provides deferred compensation for a select group of management or highly compensated employees and therefore is exempt from most requirements of ERISA.

The Plan is intended to comply with the requirements of Code §409A.

Section 2.              Definitions.  Unless otherwise specified herein, capitalized terms used herein shall have the meanings specified in the Retirement Plan as amended from time to time.  Terms defined in this Plan include:

(a)                                 The “Actuarial Equivalent” factors used in calculating lump sum payments are as follows:

(1)                                 The interest rate used will be determined as follows:

(A)                               For purposes of determining and paying mandatory lump sum cash-outs to participants under Section 6(a), (i) for lump sums payable on or before December 31, 2006, interest shall be the average of the interest rate assumptions used in the Pension Benefit Guaranty Corporation immediate annuity factors for the last three Octobers immediately preceding the Plan Year in which the lump sum is paid, and (ii) for lump sums payable after December 31, 2006, the interest rate used will be the “applicable interest rate” under Code §417(e) for October immediately preceding the Plan Year in which the Participant’s Termination of Employment occurs.

(B)                               For purposes of determining and paying mandatory lump sum cash- outs of death benefits with respect to deceased participants under Section 6(b), (i) for lump sums payable on or before December 31, 2006, interest shall be the average of the interest rate assumptions used in the Pension Benefit Guaranty Corporation immediate annuity factors for the last three Octobers immediately preceding the Plan Year in which the lump sum is paid, and (ii) for lump sums payable after December 31, 2006, the interest rate used will be the “applicable interest rate” under Code §417(e) for October immediately preceding the Plan Year in which the Participant’s death occurs.

(C)                               For purposes of determining elective lump sum payments to Participants under Section 5, the interest rate used will be the “applicable interest rate” under Code §417(e) for October immediately preceding the Plan Year which contains the commencement date specified in Section 4(c) or 4(d)(1), whichever is applicable.

(D)                               For purposes of determining elective lump sum death benefits payable under Section 5, the Plan Year which contains the first day of the month after the month in which the Participant’s death occurs.

(2)                                 The mortality table used for all such calculations is the “applicable mortality table” referred to in Income Tax Reg. 1.417(e)-1(d)(2), or any successor to said regulation.

(b)                                 “Board” means the board of directors of the Company.

(c)                                  “Change in Control” of the Company means any event which qualifies as a change in control event pursuant to Code §409A and any applicable regulations interpreting said section.

(d)                                 “Code”  means the Internal Revenue Code of 1986, as from time to time amended.

(e)                                  “Committee” means the Bemis Employee Benefits Committee.

(f)                                   “Company” means Bemis Company, Inc., a Missouri corporation.

(g)                                  “ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended.

(h)                                 “Participant” means an individual designated as such pursuant to Section 3.

(i)                                     “Participating Employer” means each corporation which is a Participating Employer under the Retirement Plan.

(j)                                    “Plan” means the Bemis Supplemental Retirement Plan as amended from time to time.

(k)                                 “Plan Year” means the 12 month period ending each December 31.

(l)            “Retirement Plan” means the Bemis Retirement Plan as amended from time to time.

(m)                             “Senior Plan” means the Bemis Supplemental Retirement Plan for Senior Officers as amended from time to time.

(n)                                 “Supplemental Pension”, “Target Benefit”, and “Actual Benefit” are defined in Sec. 4.

Section 3.              Eligibility to Receive a Benefit.  If a person’s Termination of Employment occurs under circumstances that a benefit is payable under the Retirement Plan to him or his surviving spouse, contingent annuitant, or beneficiary, a benefit shall also be payable under this Plan if the benefit under the Retirement Plan is limited for one or more of the reasons listed in Section 1.  Each employee or former employee eligible to receive a benefit under the Plan is a “Participant” in this Plan.

Section 4.              Amount Payable.  The benefit payable with respect to a Participant shall be determined and paid as follows:

(a)                                 The “Supplemental Pension” payable under this Plan is a monthly pension for each month a pension is payable to the Participant or to his or her surviving spouse, contingent annuitant, or beneficiary under the Retirement Plan in a monthly amount equal to the amount, if any, by which the “Target Benefit” in (1) exceeds the “Actual Benefit” in (2):

(1)                                 The “Target Benefit” is the monthly amount which would have been payable to the Participant or to his or her surviving spouse, contingent annuitant, or beneficiary under the Retirement Plan for that month if the limits referred to in Section 1 were not applicable. The Target Benefit shall be calculated  as follows:

(A)                               If the Participant is a Group A Participant under the Retirement Plan, the Target Benefit is the Accrued Monthly Pension he or she would have had under Sec. 4.5(a) of the Retirement Plan if the limits referred to in Section 1 of this Plan were not applicable, adjusted to reflect the form of payment under which benefits are being paid by the Retirement Plan.

(B)                               If the Participant is a Group B Participant under the Retirement Plan, the Target Benefit is the Accrued Monthly Pension he or she would have had under Sec. 4.5(b) of the Retirement Plan if the limits referred to in Section 1 of this Plan were not applicable, adjusted to reflect the form of payment under which benefits are being paid by the Retirement Plan.

(C)                               For purposes of determining the Target Benefit, the special benefit formula in Sec. 4.5(d) of the Retirement Plan shall be disregarded.

(D)                               The Retirement Plan definitions of Group A Participants and Group B Participants apply to individuals whose Termination of Employment occurred after 2005.  If the Participant’s Termination of Employment occurred in 2005, his or her Target Benefit will be calculated as provided in (A).

(2)                                 The “Actual Benefit” is the monthly amount actually payable under the Retirement Plan to the Participant or surviving spouse, contingent annuitant or beneficiary for that month under the form of payment under which benefits are paid.  The Actual Benefit will be calculated under Retirement Plan Sec. 4.5(a) (if the Participant is a Group A Participant) or Sec. 4.5(b) (if the Participant is a Group B Participant) but in either case will not be less than the amount payable under Sec. 4.5(d) if applicable.

(b)                                 The Supplemental Pension shall be paid to the Participant during his or her lifetime. Following the Participant’s death, the Supplemental Pension will be paid to the same individuals and in the same proportions as death benefits are being paid under the Retirement Plan.

(c)                                  If the Participant’s benefit under the Retirement Plan begins prior to January 1, 2008, his or her benefit will begin at the same time and be paid in the same form as the Participant’s benefit under the Retirement Plan.

(d)                                 If the Participant’s benefit under the Retirement Plan begins after December 31, 2007:

(1)                                 His or her benefit under this Plan will begin as of whichever of the following dates is later:

(A)                               The first day of the month after the Participant’s Termination of Employment.

(B)                               The first day of the month after the date the Participant attains age 55.

(2)                                 If the commencement date determined as provided in (1) is earlier than the first day of the seventh month after the month in which the Participant’s Termination of Employment occurred, payments due under this Plan for months prior to said seventh month will be withheld by the Company and paid in a lump sum during said seventh month.

(3)                                 If the benefit under the Retirement Plan is paid in the form of a life annuity or joint and survivor annuity, the benefit under this Plan will be paid in the same form.

(4)                                 If the benefit under the Retirement Plan is paid in the form of a life and period certain annuity, the Participant’s benefit under this Plan will be paid in the form of a life annuity, in which case the “Target Benefit” in (a)(1) will be in the form of a life annuity, and the “Actual Benefit” in (a)(2)will be amount which would have been paid to the Participant under the Retirement Plan if he had elected a life annuity.

(5)                                 If the Participant chooses not to receive his benefit under the Retirement Plan until after the date determined in (1):

(A)                               His benefit under this Plan will be paid in the form of a life annuity commencing as of the date determined in (1).

(B)                               The “Target Benefit” in (a)(1) and “Actual Benefit” in (a)(2) will be calculated by reference to the amount which could have been paid by the Retirement Plan in the form of a life annuity commencing as of the date determined in (1).

(e)                                  If the Participant’s death occurs prior to the date his monthly pension begins under the Retirement Plan, and a Qualified Preretirement Survivor Annuity is payable under the Retirement Plan to his or her surviving spouse, the monthly amount of the Supplemental Pension shall be determined by reference to the benefits payable to said person rather than by reference to the pension the Participant would have received had he lived. Said benefit will be paid to the surviving spouse.  For this purpose, the Supplemental Pension under this Plan will commence as of the earliest date the Qualified Pre-retirement Survivor Annuity was available for payment under the Retirement Plan, and the offset for benefits under the Retirement Plan will be calculated as of said earliest date.  That is to say, while a surviving spouse may elect to delay commencement of her benefit under the Retirement Plan, no such election is available under this Plan and the benefit and offset under this Plan will be calculated accordingly.

Section 5.              Optional Lump Sum Benefit.  In lieu of monthly benefits, a Participant may elect to receive a lump sum payment which is the Actuarial Equivalent of said benefits, subject to the following:

(a)                                 A Participant whose benefits will commence in 2007 may make such an election on or before December 31, 2006.  A Participant whose benefits will commence in 2008 or later may make such an election on or before December 31, 2007.  An election made in 2006 with respect to benefits commencing in 2007 is irrevocable after December 31, 2006.  An election made in 2006 or 2007 with respect to benefits commencing in 2008 or later is irrevocable after December 31, 2007.  A Participant who makes such an election will receive his or her lump sum payment in whichever of the following months is later:

(1)                                 The twelfth month after the month in which his or her Termination of Employment occurred.

(2)                                 The month following the month in which he or she attained age 55.

(b)                                 Lump sum elections made after 2007 are subject to the following requirements:

(1)                                 The election must be made not later than at least 12 months prior to the Participant’s Termination of Employment.  However, in the case of any Participant whose Termination of Employment occurs prior to his attainment of age 55, the election may be made anytime prior to the Participant’s 54th birthday.

(2)                                 The lump sum will be paid in the month that is five years after the month in which the earliest payment would have been made to the Participant but for the election. For example, if a Participant makes a lump sum election on December 15, 2008, has a Termination of Employment on February 15, 2010, and is eligible for a benefit under this Plan commencing as of March 1, 2010, but for the lump sum election, his monthly benefits under this Plan for March through September of 2010 would have been paid as of September 1, 2010, and his lump sum payment will be made during September, 2015.

(3)                                 The lump sum election is irrevocable.

(c)                                  The lump sum amount will be calculated as of the commencement date specified in Section 4(c) or 4(d)(1), whichever is applicable, and is the Actuarial Equivalent of a life only pension commencing on said date.  For this purpose, it will be assumed that the Participant’s benefit under the Retirement Plan also is paid on a life only basis commencing on the same date.

(d)                                 If a Participant who elected a lump sum payment dies after making the election but before receiving the lump sum payment, the lump sum will instead be paid to the spouse to whom the Participant was married at the time of his death, if any.  If the Participant was not married at the time of his death, the lump sum will be paid to the Participant’s estate.  Such payment will be made on a date determined by the Company which shall not be later than the later of:

(1)                                 December 31 of the year in which the Participant died.

(2)                                 The fifteenth day of the third month after the month in which the Participant died.

However, if a Participant makes a lump sum election after December 31, 2007, and dies within 12 months after making the election, as required by Code §409A, the lump sum election will be of no force or effect and no lump sum payment will be made.  The restriction in the preceding sentence does not apply to lump sum elections made on or before December 31, 2007.

(e)                                  The lump sum amount payable in (d) will be the Actuarial Equivalent (as of the date the lump sum is paid) of the benefit the Participant would have received under this Plan if:

(1)                                 His Termination of Employment occurred on the date of his death (or on his actual Termination of Employment date, if earlier),

(2)                                 His benefit under the Plan began as of the first day of the month following such Termination of Employment (but not before the first day of the month following his attainment of age 55), and

(3)                                 His benefit under this Plan and the Retirement Plan was paid on a life only basis.

(f)                                   In any case where a Participant in this Plan also participates in the Senior Plan, any lump sum election under this Plan will be effective only if the Participant also elected a lump sum under the Senior Plan.

Section 6.              Mandatory Cash-Out of Certain Benefits.

(a)                                 In any case where the Actuarial Equivalent value of benefits payable with respect to a Participant under this Plan is $25,000 or less, in lieu of monthly benefits, the Company shall pay a lump sum equal to the Actuarial Equivalent value.  If the $5,000 amount specified in Code § 411(a)(11) (i.e. the maximum amount a qualified plan may require to be cashed out in lieu of annuity or installment distributions) is increased, the $25,000 amount in this subsection automatically will be increased to five times the new Code § 411(a)(11) amount.  Said lump sum shall be paid during the seventh month after the month in which the Participant’s Termination of Employment occurs.

(b)                                 In any case where the Actuarial Equivalent value of death benefits payable with respect to a deceased Participant under Section 4(b) or (e) is $25,000 or less, in lieu of monthly benefits, the Company shall pay a lump sum equal to the Actuarial Equivalent value.  If the $5,000 amount specified in Code §411(a)(11) (i.e. the maximum amount a qualified plan may require to be cashed out in lieu of annuity or installment distributions) is increased, the $25,000 amount in this subsection automatically will be increased to five times the new Code §411(a)(11) amount.  Said lump sum will be paid to the same recipients and in the same proportions as the monthly death benefits would have been paid.  Payment will occur on a date determined by the Company which shall not be later than the later of:

(1)                                 December 31 of the year in which the Participant died.

(2)                                 The fifteenth day of the third month after the month in which the Participant died.

Section 7.              Interest on Delayed Payments.

(a)                                 Any lump sum payment will include interest (at the rate used under Section 2(a) to calculate the lump sum) from the date as of which the lump sum is calculated through the payment date.

(b)                                 Interest  will also be paid on monthly benefits which are delayed due to the six month rule under Code §409A.  For this purpose, the interest rate used will be the “applicable interest rate” under Code §417(e) for October immediately preceding the Plan Year in which benefits would have commenced but for the six-month delay.

Section 8.              Individual Agreements.  Benefits provided by this Plan may be evidenced by individual employment agreements between the Company and individuals who are or may become eligible for such benefits.  Benefits provided by the Plan will be paid to an individual regardless of whether those benefits are evidenced by an individual employment agreement.

Section 9.                               Miscellaneous Provisions.

(a)                                 The Plan will be administered in behalf of the Company by the Committee.  The Committee has discretionary authority to construe the terms of the Plan, and the Committee’s determinations shall be final and binding on all persons.  The Committee may delegate all or any part of its administrative responsibilities to employees of the Company.

(b)                                 No Participant or Beneficiary shall have any right to assign, pledge, transfer or otherwise hypothecate this Plan or the payments hereunder, in whole or in part. Benefits under this Plan will not be subject to execution, attachment, garnishment or similar process.

(c)                                  This Plan constitutes the Company’s unconditional promise to pay the amounts which become payable pursuant to the terms hereof. A Participant’s rights are solely those of an unsecured creditor. This Plan does not give any Participant or beneficiary a security interest in any specific assets of the Company.

(d)                                 The Committee may in its sole discretion arrange for payment by a subsidiary of the Company of the amounts the Committee determines are attributable to service with that subsidiary.

(e)                                  This Plan or any Participation Agreement under the Plan shall not be construed as a contract of employment and does not restrict the right of the Company or any of its subsidiaries to discharge the Participant or the right of the Participant to terminate employment.

(f)                                   The provisions of the Plan shall be construed and enforced according to the laws of Minnesota to the extent such laws are not preempted by ERISA.

(g)                                  This Plan shall be binding upon and for the benefit of the successors and assigns of the Company, whether by way of merger, consolidation, operation of the law, assignment, purchase or other acquisition of substantially all of the assets or business of the Company, and any such successor or assign shall absolutely and unconditionally assume all of the Company’s obligations hereunder.

(h)                                 In addition to any other applicable provisions of indemnification, the Company agrees to indemnify and hold harmless, to the extent permitted by law, each member of the Committee (collectively referred to herein as “Indemnitee”) against any and all liabilities, losses, costs or expenses (including legal fees) of whatsoever kind an nature which may be imposed on, reasonably incurred by or asserted against such person at any time by reason of such person’s services in connection with the Plan, but only if such person did not act dishonestly or in bad faith or in willful violation of the law or regulations under which such liability, loss, cost or expense arises. The Company shall have the right, but not the obligation, to select counsel and control the defense and settlement of any action against the Indemnitee for which the Indemnitee may be entitled to indemnification  under this provision.

(i)                                     The Plan may be amended from time to time by the Board, subject to the following:

(1)                                 The Committee or the Chief Executive Officer of the Company also may amend the Plan, provided the amendment does not materially increase the cost of the Plan or the amount of benefits provided by the Plan.

(2)                                 In addition, the Board may delegate to the Committee or the Chief Executive Officer authority to approve amendments not falling with the scope of (1).

(3)                                 No amendment will have the effect of reducing a Participant’s aggregate benefit under this Plan and the Retirement Plan to less than the amount which would have been payable if the amendment had not occurred, said amount to be based solely on compensation and service prior to the effective date of the amendment.

(j)            Certain terms used in this Plan are defined in the Retirement Plan.

Section 10.            Change In Control.  If a Change in Control occurs, than the Board or Committee may, without the consent of any Participant affected thereby, terminate the Plan and all substantially similar plans.  Upon such termination, each Participant who has met the requirements of (a) or (b) as of the date the Plan is terminated will receive an immediate lump sum payment equal to the Actuarial Equivalent of his or her benefit under this Plan:

(a)                                 A Participant meets the requirements of this subsection (a) if he or she had a Termination of Employment prior to the date the Plan is terminated under circumstances such that pursuant to Section 4, he or she is eligible for  a benefit under this Plan.

(b)                                 A Participant who did not have a Termination of Employment prior to the date the Plan is terminated meets the requirements of this subsection (b) if he or she would have been eligible pursuant to Section 4 for a benefit under this Plan if his or her Termination of Employment had occurred immediately prior to the date the Plan is terminated.

Any such termination of the Plan must occur during the 1-month period preceding or the 12-month period following the Change in Control.  The lump sum payments must be completed within 12 months after the Plan is terminated.

APPROVED IN BEHALF OF THE COMPANY
By:	/s/ Jeffery H. Curler
Jeffery H. Curler, Chairman, President and CEO
Date Signed: December 20, 2006